Exhibit 99.1

For Immediate Release

Insys Therapeutics Announces Chief Financial Officer Transition

PHOENIX, Ariz. —  May 16, 2017 — Insys Therapeutics, Inc. (NASDAQ: INSY) ("Insys" or "the Company") today announced that Darryl S. Baker, the Company's Chief Financial Officer (“CFO”), will transition from the role of CFO when a successor is hired.

Insys has engaged an executive search firm to support the recruitment of a new CFO. Mr. Baker will continue to work closely with the management team, including the new CFO, to facilitate a smooth and successful transition of his responsibilities.

"I thank Darryl for his years of service to Insys," said Saeed Motahari, President and Chief Executive Officer.  “We are grateful that he will remain at Insys during the transition, and wish him success in his future endeavors."

"I am honored to have been a part of the Company’s evolution from a pre-IPO startup to a NASDAQ-listed and publicly traded enterprise," said Baker. "While this transition is the right step for me at this time, I am excited about the opportunities that await Insys, its employees and stockholders as a result of the Company’s existing products and pipeline candidates."

About Insys
Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys is developing a pipeline of products intending to address unmet medical needs and the clinical shortcomings of existing commercial products. Insys currently markets one product, SUBSYS® (fentanyl sublingual spray) but has received approval for the marketing of SYNDROS™ (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule.  Insys is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with high unmet need.

SUBSYS® and SYNDROS™ are trademarks of Insys Development Company, Inc., a subsidiary of Insys Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,”, “believe,” “intends,” “anticipate(s),” “plan,” “enables,” and similar expressions are intended to identify forward-looking statements. These statements include statements regarding future events including, but not limited to the belief that SYNDROS has distinct advantages over the current formulation of dronabinol in soft gel capsule. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. For a description of these risks facing the company, please see the risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and any subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Investor Contact:

Lisa Wilson

T: 212-452-2793

E: INSYS@insysrx.com